EXHIBIT 99.1



      [GRAPHIC OMITTED]
            ECHO
Electronic Clearing House, Inc.


FOR IMMEDIATE RELEASE
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            ELECTRONIC CLEARING HOUSE, INC. ADDS TO LEADERSHIP TEAM
           WITH APPOINTMENT OF CHARLES J. HARRIS AS PRESIDENT AND COO


CAMARILLO, CALIF., SEPTEMBER 1, 2005 - Electronic Clearing House, Inc. (NASDAQ:ECHO), a leading provider of electronic payment processing services, today announced that Charles J. Harris will join the company as President and Chief Operating Officer. Harris will oversee the Company's operations, sales and business development activities. Prior to joining the Company, he served in executive, operational and sales leadership positions at prominent organizations including Paymentech and Electronic Data Systems. His last position was as President of Merchant Link, a wholly-owned subsidiary of Paymentech, which supplies electronic payment technologies and outsourced services to the point-of-sale market.

"We are delighted that Chuck has accepted the position of President and COO with ECHO," said Joel M. Barry, Chairman and CEO of Electronic Clearing House. "In his many years of service to other major payment services organizations, he has demonstrated a deep understanding of the payment processing industry and the ability to effectively lead organizations and manage crucial merchant and agent bank relationships. The addition of Chuck's leadership, strategic vision and experience to the ECHO team will assist us greatly in achieving our growth objectives."

"I am very pleased to be joining ECHO, an organization with an impressive record of growth and innovation," said Harris. "ECHO, through its electronic check conversion and merchant processing initiatives, is uniquely positioned to become a key player in the future development of the payment processing industry. I look forward to the opportunity to contribute to the Company's continuing growth and build upon its impressive track record of delivering consistent value to its clients and shareholders."

Mr. Harris holds a BA in Business Administration with an emphasis in Finance from the University of Texas.

ABOUT  ECHO:
Electronic  Clearing House, Inc. (www.echo-inc.com) provides a complete solution
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to  the  payment  processing  needs of merchants, banks and collection agencies.
ECHO's services include debit and credit card processing, check guarantee, check verification, check conversion, check re-presentment, and check collection.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include, but are not limited to, such factors as fluctuations in demand for the Company's products and services, the introduction of new products and services, the Company's ability to maintain customer and strategic business relationships, technological advancements, the impact of competitive products and services and pricing, growth in targeted markets, the adequacy of the Company's liquidity and financial strength to support its growth, and other information detailed from time to time in the Company's filings with the United States Securities and Exchange Commission.

INVESTOR CONTACTS:

Donna Rehman, Corporate Secretary
Electronic Clearing House, Inc.
805-419-8533
Camarillo, Calif.
E-MAIL: corp@ECHO-inc.com
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URL: http://www.ECHO-inc.com
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Gary R. Craft, President
Financial DNA, LLC
415-661-9443
E-MAIL: gary@financialdna.com
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